2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES RECORD SECOND QUARTER PRODUCTION AND UPDATES PRODUCTION GUIDANCE FOR 2004

Company Acquires Additional Interest in River Ridge Discovery in Permian Basin

Houston, Texas - July 23, 2004...Southwestern Energy announced today record production results for the second quarter. Gas and oil production totaled 12.6 Bcfe for the three months ended June 30, 2004, up 25% from 10.1 Bcfe in the second quarter of 2003, and up 10% from 11.4 Bcfe in the first quarter of 2004. Through the first six months, Southwestern Energy has produced 24.0 Bcfe, a 27% increase over the previous year's first six months' production. The increase in production is primarily due to the company's continued successful development of its Overton Field in East Texas and increased production volumes from the company's River Ridge discovery in New Mexico. "This is a very exciting time for our company," stated Harold M. Korell, President and Chief Executive Officer of Southwestern Energy. "Our development drilling programs in East Texas and the Arkoma Basin continue to create significant value, and our recent exploration success in New Mexico is also contributing nicely to our production volumes."

Southwestern Energy also announced that it has acquired additional working interest in its River Ridge discovery in Lea County, New Mexico, for $14.4 million, consolidating its position in this property and gaining additional development opportunities. The acquired interest adds approximately 6.5 net Bcfe in proved reserves, bringing Southwestern's total net proved reserves in the field to approximately 17.0 Bcfe, for an overall finding and development cost of approximately $1.27 per Mcfe.

"The two existing wells at our River Ridge discovery continue to perform well with a combined gross production rate of 30 MMcfe per day," commented Korell. "The acquisition increases our working interest to 50% in the Rio Blanco 4-1 discovery well, currently producing at 11.5 MMcfe per day, and gives us a 50% working interest in the currently drilling development well, the Rio Blanco 4-3, in which the company previously held no interest. While the stand-alone finding and development cost of the acquisition ($2.22 per Mcfe) is high, the transaction exceeds our investment return targets and adds solid long-life, high-margin production."

The company's Rio Blanco 33 #2 development well is currently drilling at approximately 14,800 feet and the Rio Blanco 9 #1, the fifth development well in the field, has recently spud. "This new field discovery confirms that, with the right people, applying new technology, we can economically find and produce significant gas accumulations in mature areas," said Korell. With the acquisition and associated additional development drilling, the company currently expects its 2004 total capital expenditures to be approximately $254.0

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million, up from $239.0 million previously announced in June, of which approximately $244.5 million is allocated to the company's exploration and production segment.

Southwestern Updates Production Guidance for 2004

The following statements regarding estimates for the year 2004 are considered to be forward-looking statements and the company's actual financial and operating results could differ materially from those projected as a result of certain factors listed at the end of this press release.

Southwestern is targeting 2004 oil and gas production at 50.0 - 52.0 Bcfe, an increase of 21 - 26% over the company's 2003 production of 41.2 Bcfe. The increase from the company's June estimate of 48.5 - 50.5 Bcfe for 2004 is due to the increased net production from the company's recent acquisition of additional working interest in its River Ridge discovery in New Mexico and from continued success of the company's drilling program. Below is a table showing the company's actual production through June 30, 2004, along with its estimated production guidance for the third and fourth quarters of 2004:
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full-Year 2004
	Actual	Actual	Estimate	Estimate	Estimate
Production:
Gas (Bcf)	10.5	11.8	12.1 - 13.0	12.4 - 13.4	46.8 - 48.7
Oil (MBbls)	152	140	130 - 140	120 - 130	542 - 562
Total Production (Bcfe)	11.4	12.6	12.9 - 13.8	13.1 - 14.2	50.0 - 52.0

Southwestern will host a teleconference call on Friday, July 30, 2004, at 10:00 a.m. Eastern to discuss the company's second quarter 2004 results. The toll-free number to call is 800-500-0311 and the reservation number is 458189. The teleconference can also be heard "live" over the Internet at the company's website: http://www.swn.com.

Southwestern Energy Company is an integrated natural gas company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897

All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited

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to, the timing and extent of changes in commodity prices for gas and oil, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, property acquisition or divestiture activities that may occur, the effects of weather and regulation on the company's gas distribution segment, increased competition, the impact of federal, state and local government regulation, the financial impact of accounting regulations and critical accounting policies, changing market conditions and prices, the comparative cost of alternative fuels, conditions in capital markets and changes in interest rates, availability of oil field personnel, services, drilling rigs and other equipment, as well as various other factors beyond the company's control, and any other factors listed in the reports the company has filed with the Securities and Exchange Commission. A discussion of these and other factors affecting the company's performance is included in the company's periodic reports filed with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2003.

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